Exhibit 99.1

PRESS RELEASE
For Immediate Release
Monolithic Power Systems, Inc.
6409 Guadalupe Mines Road
San Jose, CA 95120 USA
T: 408-826-0600, F: 408-826-0601
www.monolithicpower.com

Monolithic Power Systems, Inc. Increases Third Quarter 2007

Revenue Outlook

Company to announce Q307 results Oct. 30th

SAN JOSE, Calif. September 19, 2007—Monolithic Power Systems (MPS) (Nasdaq: MPWR), a leading fabless manufacturer of high-performance analog and mixed-signal semiconductors, today announced increased revenue expectations for the third quarter of 2007.

“We are benefiting from strong demand in the notebook and flat panel TV markets, and are growing our revenues across all product lines this quarter”, said Michael Hsing, chief executive officer of MPS. As a result, the company now expects third quarter revenue to be in the range of $38 million to $39 million. Prior revenue guidance for the third quarter was a range of $33 million to $35 million.

MPS will report its third quarter earnings in a conference call scheduled for Tuesday, October 30, 2007 at 2:00 pm PST. Additional details on the conference call will be provided at a later date.

Safe Harbor Statement

This press release contains preliminary and un-audited potential financial results and forward-looking statements regarding the estimated net revenue for the third quarter of 2007 and the distribution of revenue between various MPS product lines. These statements are not historical facts or guarantees of future performance or events, are based on current expectations, estimates, beliefs, assumptions, goals, and objectives, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed by these statements. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, production risks, backlog uncertainties, unexpected customer cancellations, less than expected end customer demand, unanticipated returns or credits, audit adjustments or other financial contingencies; and other important risk factors identified in MPS’ SEC filings, including, but not limited to, its Annual Report on Form 10-K filed on March 16, 2007 and Quarterly Report on Form 10-Q filed on August 1, 2007.

The forward-looking statements in this press release represent MPS’ best estimates of its third quarter 2007 net revenue at this time, not predictions of actual performance. MPS assumes no obligation to update the information in this press release.

About Monolithic Power Systems, Inc.

Monolithic Power Systems, Inc. (MPS) develops and markets proprietary, advanced analog and mixed-signal semiconductors. The company combines advanced process technology with its highly experienced analog designers to produce high-performance power management integrated circuits (ICs) for DC to DC converters, LED drivers, Cold Cathode Fluorescent Lamp (CCFL) backlight controllers, Class D audio amplifiers, and Linear ICs. MPS products are used extensively in computing and network communications products, LCD monitors and TVs, and a wide variety of consumer and portable electronics products. MPS partners with world-class manufacturing organizations to deliver top quality, ultra-compact, high-performance solutions through the most productive, cost-efficient channels. Founded in 1997 and headquartered in San Jose, California, the company has expanded its global presence with sales offices in Taiwan, China, Korea, Japan, and Europe, which operate under MPS International, Ltd.

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Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Rick Neely

Chief Financial Officer

Monolithic Power Systems, Inc.

408-826-0777

investors@monolithicpower.com